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[BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD APPEARS HERE]




                                                                      EXHIBIT 12


                                                September 10, 2001


AIM Growth Series                           AIM International Funds, Inc.
11 Greenway Plaza                           11 Greenway Plaza
Suite 100                                            Suite 100
Houston, TX   77046-1173                    Houston, TX   77046-1173

                  RE:      FEDERAL INCOME TAX CONSEQUENCES OF THE
                           REORGANIZATION OF AIM JAPAN GROWTH FUND

Ladies and Gentlemen:

                  You have requested our opinion regarding certain United States federal income tax consequences in connection with the transfer of the property, assets, and goodwill of AIM Japan Growth Fund ("Japan Growth"), an investment portfolio of AIM Growth Series ("AGS"), a Delaware business trust, to AIM International Equity Fund ("International Equity"), an investment portfolio of AIM International Funds, Inc. ("AIF"), a Maryland corporation, in exchange solely for shares of beneficial interest of International Equity ("International Equity Shares") issued by AIF directly to Japan Growth Shareholders, and International Equity's assumption of Japan Growth's liabilities, and the termination of Japan Growth as a designated series of shares of AGS, all pursuant to the Agreement and Plan of Reorganization dated as of June 13, 2001 between AGS, AIF and A I M Advisors, Inc., a Delaware corporation (the "Agreement") (the transaction in its entirety being hereinafter referred to as the "Reorganization"). Capitalized terms used in this letter without definition shall have the meanings given them in the Agreement.

                  For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Agreement, the exhibits attached thereto, the Registration Statement on Form N-14 filed by AIF on May 11, 2001 with the Securities and Exchange Commission, and such other documents and instruments as we have deemed necessary or appropriate. In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have assumed that such documents reflect all the material facts relating to the Reorganization. In addition, we have assumed that the Reorganization will be consummated in accordance with the



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AIM Growth Series
AIM International Funds, Inc.
September 10, 2001
Page 2


terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Reorganization.

                  In rendering this opinion, we are relying upon the representations and warranties made by AGS and AIF in the Agreement as well as on letters of representation of even date that we have received from the officers of AGS and AIF, copies of which are attached as Exhibits A and B hereto. We have not been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made to the best of knowledge, "to the knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding, or agreement.

                  Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

                  1. The transfer of the assets of Japan Growth to International Equity in exchange for International Equity Shares distributed directly to Japan Growth Shareholders, as provided in the Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code and each of Japan Growth and International Equity will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                  2. In accordance with Section 361(a) and Section 361(c)(1) of the Code, no gain or loss will be recognized by Japan Growth on the transfer of its assets to International Equity solely in exchange for International Equity Class A Shares, International Equity Class B Shares and International Equity Class C Shares or on the distribution of International Equity Class A Shares, International Equity Class B Shares and International Equity Class C Shares to Japan Growth Shareholders.

                  3. In accordance with Section 1032 of the Code, no gain or loss will be recognized by International Equity upon the receipt of assets of Japan Growth in exchange for International Equity Class A Shares, International Equity Class B Shares and International Equity Class C Shares issued directly to Japan Growth Shareholders.

                  4. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by Japan Growth Shareholders on the receipt of International Equity Class A Shares, International Equity Class B Shares and International Equity Class C Shares in exchange for Japan Growth Shares.



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AIM Growth Series
AIM International Funds, Inc.
September 10, 2001
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                  5. In accordance with Section 362(b) of the Code, the basis to
International Equity of the assets of Japan Growth will be the same as the basis of such assets in the hands of Japan Growth immediately prior to the Reorganization.

                  6. In accordance with Section 358(a) of the Code, a Japan Growth Shareholder's basis for International Equity Class A Shares, International Equity Class B Shares or International Equity Class C Shares received by the Japan Growth Shareholder will be the same as his basis for Japan Growth Shares exchanged therefor.

                  7. In accordance with Section 1223(1) of the Code, a Japan Growth Shareholder's holding period for International Equity Class A Shares, International Equity Class B Shares or International Equity Class C Shares will be determined by including Japan Growth Shareholder's holding period for Japan Growth Shares exchanged therefor, provided that the Japan Growth Shareholder held such Japan Growth Shares as a capital asset.

                  8. In accordance with Section 1223(2) of the Code, the holding period with respect to the assets of Japan Growth transferred to International Equity in the Reorganization will include the holding period for such assets in the hands of Japan Growth.

                  We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the Reorganization. We also note that certain Japan Growth Shareholders may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Reorganization to such Japan Growth Shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy the mutual condition precedent to the Reorganization set forth in Section 6.2(f) of the Agreement, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent.

                  Our opinion is based upon the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Reorganization that are set forth above.

                  If any of the facts, assumptions or representations on which our opinion is based is incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.



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AIM Growth Series
AIM International Funds, Inc.
September 10, 2001
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                  Our opinion has no binding effect on the Internal Revenue
Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.


                                    Sincerely,

                                    /s/ BALLARD, SPAHR, ANDREWS & INGERSOLL, LLP